Exhibit 10.1

830 Winter Street

Waltham, Massachusetts 02451

(the “Building”)

THIRD AMENDMENT

EXECUTION DATE:	December 14, 2015

LANDLORD:	CRP/King 830 Winter, L.L.C., a Delaware limited liability company, successor-in-interest to Intercontinental Fund III 830 Winter Street, LLC

TENANT:	ImmunoGen, Inc.
a Massachusetts corporation

EXISTING
PREMISES:

Approximately 107,585 rentable square feet of space in the Building, comprising 1,610 rentable square feet in the basement, 52,487 rentable square feet on the first (1st) floor, 38,511 rentable square feet on the second (2nd) floor, 14,126 rentable square feet on the third (3rd) floor, and 851 rentable square feet on the penthouse roof

DATE OF LEASE:	July 27, 2007

PREVIOUS LEASE
AMENDMENTS:	First Amendment to Lease Agreement dated December 9, 2014 (the “First Amendment”)

Second Amendment to Lease Agreement dated April 28, 2014 (the “Second Amendment”)

EXPANSION
PREMISES:	An area on the first (1st) floor of the Building, containing 2,450 rentable square feet, substantially as shown on Exhibit A, Third Amendment, a copy of which is attached hereto

WHEREAS, Tenant desires to lease additional premises in the Building from Landlord, to wit, the Expansion Premises (as defined above), upon the terms and conditions hereinafter set forth; and

WHEREAS, Landlord is willing to lease the Expansion Premises to Tenant upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the above-described lease, as previously amended (the “Existing Lease”), is hereby further amended as follows (the Existing Lease, as amended hereby, shall hereafter be referred to as the “Lease”).  Any capitalized terms used herein shall have the same definition as set forth in the Lease, except to the extent otherwise set forth in this Third Amendment.

1.                                      DEMISE OF THE EXPANSION PREMISES

Landlord hereby demises and leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises for a term (the “Expansion Term”) commencing on the Expansion Date, as hereinafter described, and expiring on March 31, 2026 (the “Current Expiration Date”).  The Expansion Premises and the Existing Premises shall collectively be referred to as the “Premises.”  Said demise of the Expansion Premises shall be upon all of the terms and conditions of the Lease applicable to the Existing Premises, except to the extent inconsistent with the terms of this Third Amendment.

A.                                    Term Commencement Date.  The Term Commencement Date with respect to the Expansion Premises (the “Expansion Date”) shall be the date that Landlord delivers the Expansion Premises to Tenant with Landlord’s Expansion Premises Work Substantially Complete, as said terms are hereinafter defined, which date is estimated to occur on or about January 1, 2016 (the “Estimated Expansion Date”).  Subject to delays due to Force Majeure and Tenant Delay, each of which terms are hereinafter defined, Landlord shall use all commercially reasonable efforts to deliver the Expansion Premises to Tenant on or before the Estimated Expansion Date with Landlord’s Expansion Premises Work Substantially Complete; however, except as expressly set forth in this Section 1.A, the failure of Landlord to do so shall in no way affect the validity of the Lease, this Third Amendment, or the obligations of Tenant hereunder, and Tenant shall not have any claim against Landlord by reason thereof.  For purposes of this Third Amendment, “Force Majeure” shall be defined as any strike or other labor trouble, fire, flood or other casualty, breakage, accident, repairs, unusually severe weather, governmental preemption of priorities or other controls in connection with a national or other public emergency, governmental moratoria, or inaction of governmental authority (or shortages of fuel, supplies or labor resulting there from), war, civil commotion, labor or transportation difficulties, inability to obtain supplies, or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control.  The “Expansion Premises Rent Commencement Date” shall be the date that is the earlier of:

(x)                                 the date that Tenant commences to use the Expansion Premises (or any portion thereof) for business purposes; and

(y)                                 two (2) months after the Expansion Date, except that the Expansion Premises Rent Commencement Date shall be extended for the period of time (if any) that Tenant’s Work is delayed by Landlord Delay (as such term is hereinafter defined).

In the event that the Expansion Date does not occur by the Outside Completion Date, as hereinafter defined, then Tenant shall be entitled to an abatement of Fixed Rent equal to $279.03 per day for each day following the Outside Completion Date until the Expansion Date occurs.  The “Outside Completion Date” shall mean the date that is thirty (30) days following the Estimated Expansion Date, provided, however, that the Outside Completion Date shall be extended by the length of any delays in Landlord’s Expansion Premises Work arising from (i) Force Majeure, or (ii) Tenant Delay.

Provided Tenant does not materially interfere with Landlord’s Expansion Premises Work and subject to terms and conditions reasonably determined by Landlord, Tenant shall be permitted reasonable access (at Tenant’s sole risk) to the Expansion Premises prior to the Expansion Date for the sole purpose of taking measurements and evaluating conditions therein for purposes of preparing the Plans (as hereinafter defined).

B.                                    Rent.  With respect to the Expansion Premises, Tenant shall pay Fixed Rent and Additional Rent as set forth below:

(1)                                 Fixed Rent:  Commencing as of the Expansion Premises Rent Commencement Date and continuing through the Current Expiration Date, as the same may be extended, Tenant shall pay Fixed Rent to Landlord as set forth below:

Lease Year*	Annual Fixed Rent		Monthly Payment	Fixed Rent Per Rentable Square Foot
Expansion Date — Day Prior to Rent Commencement Date	$-0-		$-0-	$-0-
Expansion Premises Rent Commencement Date — End of Lease Year 1	$100,450.00		$8,370.83	$41.00
Lease Year 2	$103,463.50		$8,621.96	$42.23
Lease Year 3	$106,575.00		$8,881.25	$43.50
Lease Year 4	$109,784.50		$9,148.71	$44.81
Lease Year 5	$113,067.50		$9,422.29	$46.15
Lease Year 6	$116,448.50		$9,704.04	$47.53
Lease Year 7	$119,952.00		$9,996.00	$48.96
Lease Year 8	$123,553.50		$10,296.13	$50.43
Lease Year 9	$127,253.00		$10,604.42	$51.94
Lease Year 10	$131,075.00		$10,922.92	$53.50
Beginning of Lease Year 11 — 3/31/26	$135,019.50	**	$11,251.63	$55.11

*For purposes hereof, “Lease Year” shall mean a twelve-(12)-month period beginning on the Expansion Premises Rent Commencement Date or an anniversary of the Expansion Premises Rent Commencement Date, except that if the Expansion Premises Rent Commencement Date does not fall on the first day of a calendar month, then the first Lease Year shall begin on the Expansion Premises Rent Commencement Date and end on the last day of the month containing the first anniversary of the Expansion Premises Rent Commencement Date, and each succeeding Lease Year shall begin on the day following the last day of the prior Lease Year.

**Annualized

(2)                                 Additional Rent.  Commencing as of the Expansion Premises Rent Commencement Date and continuing through the Current Expiration Date, as the same may be extended, Tenant’s Proportionate Share shall be increased to equal 60.4%. Tenant shall pay Taxes and Operating Expenses in accordance with Sections 4 and 5 of the Lease, respectively.

(3)                                 Utilities.  Commencing as of the Expansion Premises Rent Commencement Date and continuing through the Current Expiration Date, as the same may be extended, Tenant shall pay for all utilities provided to the Expansion Premises in accordance with Section 6 of the Lease, and with respect to electricity provided to the Premises, Landlord, at Landlord’s cost, shall install a sub-meter to measure the electrical consumption in the Expansion Premises.

C.                                    Condition of Expansion Premises; Construction.  Subject to Landlord’s obligation to perform Landlord’s Expansion Premises Work (hereinafter defined) and to provide Landlord’s Maximum Contribution, Tenant acknowledges and agrees that Tenant is leasing the Expansion Premises in its “AS IS,” “WHERE IS” condition and with all faults on the Execution Date, without representations or warranties (except as set forth in this Section 1.C), express or implied, in fact or by law, of any kind, and without recourse to Landlord.  Landlord represents and warrants that to the best of Landlord’s knowledge, without inquiry, there are no Hazardous Materials in existence, in, on or under the Expansion Premises, which are in violation of applicable Legal Requirements.

D.                                    Landlord’s Expansion Premises Work.  Landlord, at Landlord’s sole cost and expense, shall demise the Expansion Premises to shell condition and otherwise in accordance with the Landlord/Tenant Responsibility Matrix, attached hereto and incorporated herein as Exhibit B, Third Amendment, (“Landlord’s Expansion Premises Work”).  Landlord’s architect’s Certificate of Substantial Completion, given in good faith, or any other certification regarding any other facts pertinent to Landlord’s Expansion Premises Work shall be deemed conclusive of the statements therein contained and binding upon Tenant, absent manifest error, provided, however, that if Tenant does not give written notice to Landlord within five (5) business days after Tenant’s receipt of Landlord’s architect’s Certificate of Substantial Completion setting forth with specificity Tenant’s objections to such Certificate, the Certificate shall be deemed to be conclusive and binding upon Tenant.

(1)                                 Tenant acknowledges that Landlord’s Expansion Premises Work will be performed during Tenant’s occupancy of certain portions of the Premises adjacent to the Expansion Premises.  Landlord shall use diligent efforts to coordinate Landlord’s Expansion Premises Work with Tenant’s schedule, whenever possible, to minimize disruption to Tenant’s business operations in said portions of the Premises, but there shall be no diminution or abatement of Fixed Rent or Additional Rent or other compensation due from Landlord to Tenant hereunder, nor shall the Lease or this Third Amendment be affected or any of Tenant’s obligations hereunder or thereunder be reduced, and Landlord shall have no responsibility or liability for any inconvenience or disruption to Tenant’s business operations.

(2)                                 A “Tenant Delay” shall be defined as any act or omission by Tenant or any employee, agent, representative, consultant, contractor or subcontractor of Tenant, which causes an actual delay in the completion of Landlord’s Expansion Premises Work.  Notwithstanding the foregoing, no event shall be deemed to be a Tenant Delay until and unless Landlord has given Tenant written notice (the “Tenant Delay Notice”) advising Tenant (i) that a Tenant Delay is occurring, (ii) of the basis on which Landlord has determined that a Tenant Delay is occurring, and (iii) the actions which Landlord believes that Tenant must take to eliminate such Tenant Delay, and Tenant has failed to correct the Tenant Delay specified in the Tenant Delay Notice within forty-eight (48) hours following receipt of the Tenant Delay Notice (unless, if such Tenant Delay cannot be cured within said forty-eight (48) hours, Tenant has taken steps within said forty-eight (48) hours to correct the Tenant Delay, and diligently completes the same in a reasonable period).  No period of time prior to the expiration of the cure period shall be included in the period of time charged to Tenant pursuant to such Tenant Delay Notice.

(3)                                 Punchlist Items.  Promptly following delivery of the Expansion Premises to Tenant with Landlord’s Expansion Premises Work Substantially Complete, Landlord shall provide Tenant with a list (the “Punchlist”) of outstanding items (the “Punchlist Items”) which (a) need to be performed to complete Landlord’s Expansion Premise Work, and (b) do not materially impair Tenant’s ability to commence Tenant’s Work, as hereinafter defined.  Subject to Force Majeure and Tenant Delays, Landlord shall, unless otherwise specified on the Punchlist, complete all Punchlist Items within sixty (60) days of the date of the Punchlist.

E.                                     Tenant’s Work.

(1)                                 Tenant’s Plans.  In connection with the performance of the work necessary to prepare the Expansion Premises for Tenant’s occupancy and business operations, including without limitation, the work set forth in Exhibit B, Third Amendment, and the installation of all furniture and fixtures and/or any improvements or alterations Tenant desires to make in the Expansion Premises or the Existing Premises (collectively, “Tenant’s Work”), Tenant shall submit to Landlord for Landlord’s approval pursuant to the provisions of Section 11 of the Lease, (i) the name of and other reasonably requested information regarding Tenant’s proposed architect, HVAC and MEP engineers and general contractor; (ii) a set of design/ development plans sufficient for Landlord to approve Tenant’s proposed design of the Premises (the “Design/ Development Plans”), and (iii) a full set of construction drawings (“Final Construction Drawings”) for Tenant’s Work.  The Design/ Development Plans and the Final Construction Drawings are collectively referred to herein as the “Plans.”  Landlord’s approval of the architect, HVAC and MEP engineers and general contractor shall not be unreasonably withheld, conditioned or delayed.  In addition, Landlord shall have the right to require its written approval, which shall not be unreasonably withheld, conditioned, or delayed, of any subcontractors performing any work affecting the structural elements of, or any of the utility or building service equipment or systems in, the Building.  Landlord’s approval of the Design/Development Plans (and the Final Construction Drawings, provided that the Final Construction Drawings are consistent with the Design/Development Plans), shall not be unreasonably withheld, conditioned or delayed provided the Plans comply with the requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building and the Property.  Landlord’s approval is solely given for the benefit of Landlord and Tenant under this paragraph, and neither

Tenant nor any third party shall have the right to rely upon Landlord’s approval of the Plans for any other purpose whatsoever.  Landlord agrees to respond to any request for approval of the Plans within five (5) business days after receipt thereof.  Landlord hereby approves the conceptual plans with respect to the Expansion Premises as set forth on the attached Exhibit C, and hereby confirms that subject to Landlord’s approval, in accordance with Section 11 of the Lease, of the Final Construction Drawings for Tenant’s Work, Landlord approves said conceptual plans.  Tenant shall have no obligation to remove any Tenant’s Work shown on said conceptual plans; provided, however, that:  (x) Tenant shall, on or before the expiration of the Lease Term, be required to remove all of Tenant’s furniture (including workstations), fixtures, equipment, and personal property from the Premises; except that Tenant may elect to leave in place the snap-in glass conference room and (y) with respect to any future Alterations made to the Premises, the removal of same shall be governed by Section 11.3 of the Lease.

(2)                                 Tenant’s Work.  Except for Landlord’s Contribution, as hereinafter defined, Tenant’s Work shall be performed at Tenant’s sole cost and expense.  Notwithstanding anything to the contrary contained in the Lease, Tenant shall be permitted to use its own general contractor and subcontractors to perform Tenant’s Work, which contractors and subcontractors shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall, as part of Tenant’s Work, incur at least $40.00 per rentable square foot in Hard Costs, as hereinafter defined, for leasehold improvements in the Expansion Premises.

(3)                                 Landlord Delay.  A “Landlord Delay” shall be defined as any act or omission by Landlord or any employee, agent, representative, consultant, contractor or subcontractor of Landlord which causes an actual delay in the completion of Tenant’s Work.  Notwithstanding the foregoing, no event shall be deemed to be a Landlord Delay until and unless Tenant has given Landlord written notice (the “Landlord Delay Notice”) advising Landlord (i) that a Landlord Delay is occurring, (ii) of the basis on which Tenant has determined that a Landlord Delay is occurring, and (iii) the actions which Tenant believes that Landlord must take to eliminate such Landlord Delay, and Landlord has failed to correct the Landlord Delay specified in the Landlord Delay Notice within forty-eight (48) hours following receipt of the Landlord Delay Notice (unless, if such Landlord Delay cannot be cured within said forty-eight (48) hours, Landlord has taken steps within said forty-eight (48) hours to correct the Landlord Delay, and diligently completed the same in a reasonable period).  No period of time prior to expiration of the cure period shall be included in the period of time charged to Landlord pursuant to such Landlord Delay Notice.

(4)                                 Cost of Tenant’s Work; Priority of Work.  Except for Landlord’s Contribution (hereinafter defined), all of Tenant’s Work shall be performed at Tenant’s sole cost and expense, and shall be performed in accordance with the provisions of the Lease (including, without limitation, Section 11).

F.                                      Landlord’s Contribution.

(1)                                 Amount.  Landlord shall, in the manner hereinafter set forth, provide Tenant with up to $196,000.00 (i.e., $80.00 per rentable square foot of the Expansion Premises) (“Landlord’s Maximum Contribution”) to be used to pay for Permitted Costs, as hereinafter defined, incurred by Tenant in connection with Tenant’s Work.  “Permitted Costs” shall be defined as Hard Costs and Soft Costs, each as hereinafter defined.  “Hard Costs” shall be defined as the cost of acquisition, installation, and performance of leasehold improvements, demolition, and building permits.  “Soft Costs” shall include the costs of furniture (other than any furniture, including without limitation, workstations which Tenant has the obligation to remove from the Premises), fixtures and equipment installed by Tenant in the Expansion Premises and/or Existing Premises, construction management fees, architectural and design fees, and data/telecom cabling.  “Landlord’s Contribution” shall be the lesser of (x) the actual Permitted Costs incurred by Tenant and (y) Landlord’s Maximum Contribution.  Landlord shall receive a construction management fee equal to two percent (2%) of the Hard Costs of Tenant’s Work performed in the Expansion Premises.  Such fee shall be deducted from Landlord’s Maximum Contribution.  For the purposes hereof, Permitted Costs shall not include:  (i) the cost of any furniture, including without limitation, workstations which Tenant has the obligation to remove from the Premises, (ii) the cost of any other property of every kind, nature and description related or arising out of Tenant’s leasehold estate hereunder, which may be in or upon the Premises or the Building, including without limitation telecommunications and computer equipment, artwork, signs, and trade fixtures, except that the cost of fixtures and equipment installed by Tenant in the Expansion Premises and/or Existing Premises shall be included in Soft Costs, (iii) the cost of any fixtures or Alterations that will be removed at the end of the Term, and (iv) any fees paid to Tenant, any Affiliated Entity or Successor.

(2)                                 Requisitions.  Subject to paragraph (3) below, Landlord shall pay Landlord’s Proportion (hereinafter defined) of the cost shown on each requisition (hereinafter defined) submitted by Tenant to Landlord within thirty (30) days of submission thereof by Tenant to Landlord until the entirety of Landlord’s Contribution has been exhausted.  “Landlord’s Proportion” shall be a fraction, the numerator of which is Landlord’s Contribution and the denominator of which is the total contract price for Tenant’s Work for the Premises (as evidenced by reasonably detailed documentation delivered to Landlord with the requisition first submitted by Tenant).  A “requisition” shall mean AIA Documents G-702 and G-703 duly executed and certified by Tenant’s architect and general contractor (accompanied by, without limitation, invoices from Tenant’s contractors, vendors, service providers and consultants (collectively, “Contractors”) and partial lien waivers and subordinations of lien, as specified in M.G.L. Chapter 254, Section 32 (“Lien Waivers”) with respect to the prior month’s requisition, and such other documentation as Landlord or any Mortgagee may reasonably request) showing in reasonable detail the costs of the item in question or of the improvements installed to date in the Premises, accompanied by certifications executed by the Chief Executive Officer, Chief Financial Officer, Chief Operations Officer, or Vice President of Tenant that the amount of the requisition in question does not exceed the cost of the items, services and work covered by such requisition.  Notwithstanding the foregoing, Tenant shall not be required to deliver Lien Waivers at the time of the first requisition, but shall deliver the Lien Waivers and evidence of payment of the first requisition in full within five (5) days following payment of Landlord’s Contribution with respect to such first requisition.  Landlord shall have the right, upon reasonable advance notice to Tenant, to inspect Tenant’s books and records relating to each requisition in order to verify the amount thereof.  Tenant shall submit requisition(s) no more often than monthly.

(3)                                 Notwithstanding anything to the contrary herein contained:  (i) Landlord shall have no obligation to advance funds on account of Landlord’s Contribution more than once per month; (ii) if Tenant fails to pay to Tenant’s contractors the amounts paid by Landlord to Tenant in connection with any previous requisition(s), Landlord shall thereafter have the right to have Landlord’s Contribution paid directly to Tenant’s contractors; (iii) Landlord shall have no obligation to pay any portion of Landlord’s Contribution with respect to any requisition submitted after the date (the “Outside Requisition Date”) that is twelve (12) months after the Expansion Date; provided, however, that if Tenant certifies to Landlord that it is engaged in a good faith dispute with any contractor, such Outside Requisition Date shall be extended while such dispute is ongoing, so long as Tenant is diligently prosecuting the resolution of such dispute; (iv) Tenant shall not be entitled to any unused portion of Landlord’s Contribution; and (v) in addition to all other requirements hereof, Landlord’s obligation to pay the final ten percent (10%) of Landlord’s Contribution shall be subject to simultaneous delivery of all Lien Waivers relating to items, services and work performed in connection with Tenant’s Work.

(4)                                 Tenant may not use more than $29,400.00 of Landlord’s Contribution to pay for architectural and other design costs.

2.                                      PERMITTED USE

The Permitted Use for the Expansion Premises shall be general, administrative and executive offices and other customary uses accessory to the foregoing; and for no other purpose.

3.                                      PARKING

Tenant shall not be entitled to any additional parking spaces with respect to the Expansion Premises.  Without limiting the foregoing, Section 33 of the Lease, as deleted and restated in Section 10 of the First Amendment, shall have no applicability to the Expansion Premises.

4.                                      SECURITY DEPOSIT

Reference is made to the fact that Landlord is currently holding a Security Deposit in the form of a letter of credit in the amount of $800,000.00 in accordance with the provisions of Section 7.2 of the Lease, as amended by Section 9 of the First Amendment and Section 11 of the Second Amendment.  Landlord shall continue to hold said Security Deposit in the amount of $800,000.00 during the Lease Term, in accordance with the provisions of said Section 7.2 of the Lease, as amended as aforesaid, as security for Tenant’s obligations under the Lease.  Notwithstanding anything to the contrary set forth in Sections 7.2, as amended, in no event shall the Security Deposit in the amount of $800,000.00 be subject to any further reduction during the Lease Term.

5.                                      NOTICES

From and after the date hereof, Landlord’s notice address set forth in Section 31 of the Lease shall be deleted in its entirety, and the following address shall be substituted therefor:

CRP/King 830 Winter, L.L.C.
c/o King Street Properties

200 CambridgePark Drive

Cambridge, MA 02140

Attention: Stephen D. Lynch
Email: slynch@ks-prop.com

With copies to:

Goulston & Storrs PC

400 Atlantic Avenue

Boston, MA 02110

Attention: 830 Winter Street

6.                                      ADDITIONAL EMERGENCY GENERATOR

In addition to Tenant’s use of Tenant’s Generator, as defined in Section 38 of the Lease, Tenant shall have the exclusive right, during the Landlord’s Generator Use Period, as hereinafter defined, to use, in its “as-is”, “where-is” condition, the existing Milton CAT 400 KWH emergency generator, and associated fuel tanks and equipment (collectively, “Landlord’s Generator”) located near the loading dock area to the west of the Building.  Tenant shall, at its own expense, perform any work necessary to connect the generator to Tenant’s existing equipment.  “Landlord’s Generator Use Period” shall commence as of the date that Tenant first commences to use Landlord’s Generator in accordance with the provisions of Section 38 of the Lease and this Section 6 and shall terminate as of the earlier of (x) the expiration or termination of the Term of the Lease, or (y) the date that is sixty (60) days after Tenant provides Landlord with a written termination notice with respect to its use of Landlord’s Generator.  Landlord shall have the right to review and reasonably approve Tenant’s work prior to commencement of construction.  Tenant’s use of Landlord’s Generator shall be on all of the same terms and conditions set forth in Section 38 governing Tenant’s use of Tenant’s Generator, to the extent applicable.  Tenant shall be responsible for insuring Landlord’s Generator as well as for the maintenance and repair thereof throughout the Landlord’s Generator Use Period; however, neither Landlord nor Tenant shall have any obligation to replace Landlord’s Generator.  Without limiting the foregoing, Landlord makes no warranties or representations to Tenant as to the suitability of Landlord’s Generator for Tenant’s use.

7.                                      BROKER

Tenant and Landlord each warrants and represents that it has dealt with no broker in connection with the consummation of this Third Amendment other than Transwestern (“Landlord’s Broker”) and T3 Advisors (“Tenant’s Broker”).  Tenant and Landlord each agrees to defend, indemnify and save the other harmless from and against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence.  Landlord shall pay any commission due to Landlord’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker, and Landlord’s Broker shall pay Tenant’s Broker a leasing commission pursuant to the terms of a separate agreement between Landlord’s Broker and Tenant’s Broker.

8.                                      INAPPLICABLE LEASE PROVISIONS

Section 10.1 (Construction) of the Lease; Section 8 and Exhibit C (Additional Construction Allowance) and Exhibit D (Decommission Work) of the First Amendment; and Section 10 and Exhibit A (Third Construction Allowance) of the Second Amendment shall have no applicability with respect to the Expansion Premises and this Third Amendment.

9.                                      CONFLICT

In the event that any of the provisions of the Lease are inconsistent with this Third Amendment or the state of facts contemplated hereby, the provisions of this Third Amendment shall control.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED under seal as of the date first above written.

LANDLORD:

CRP/KING 830 WINTER, L.L.C.,

a Delaware limited liability company

By:	CRP/King 830 Winter Venture, L.L.C.,
a Delaware limited liability company,
its sole Member

	By:	King Munson LLC,
a Delaware limited liability company
a Member

	By:	King Street Properties Investments LLC,
a Massachusetts limited liability company,
its Manager

		By:	/s/ Stephen D. Lynch
			Name:	Stephen D. Lynch
			Title:	Manager

TENANT:

IMMUNOGEN, INC.,
a Massachusetts corporation

By:	/s/ David B. Johnston
	Name:	David B. Johnston
	Title:	CFO

CONSENT OF MORTGAGE

The undersigned hereby consents to the foregoing Third Amendment and agrees that the Subordination Agreement, Acknowledgement of Lease Assignment, Estoppel, Attornment and Non-Disturbance Agreement dated July 20, 2015, among the parties remains in full force and effect with respect to the Lease, as amended by the foregoing Third Amendment.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Douglas S. Novitch
	Name:	Douglas S. Novich
	Title:	SVP

EXHIBIT A, THIRD AMENDMENT

EXPANSION PREMISES

See attached.

EXHIBIT B, THIRD AMENDMENT

LANDLORD/TENANT RESPONSIBILITY MATRIX

See attached.

EXHIBIT C, THIRD AMENDMENT

CONCEPTUAL PLANS

See attached.